UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 20, 2012

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2012, Excel Trust, Inc., a Maryland corporation, and our operating partnership subsidiary, Excel Trust, L.P., entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Wells Fargo Securities, LLC and KeyBanc Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, US Bank, National Association, PNC Bank, National Association and Union Bank, N.A., as Documentation Agents, and certain other lenders party thereto. The Amended and Restated Credit Agreement amends and restates our previous unsecured revolving credit facility as follows.

The Amended and Restated Credit Agreement increases the initial amount of the revolving credit facility from $200.0 million to $250.0 million, which includes a $25.0 million swingline subfacility and a $30.0 million letter of credit subfacility. We have the ability from time to time to increase the size of the revolving credit facility further by up to an additional $200.0 million to a total of $450.0 million, subject to receipt of lender commitments and other conditions precedent. The maturity date of the revolving credit facility is July 19, 2016 and can be extended for one year at our option.

Under the Amended and Restated Credit Agreement, the interest rate on the revolving credit facility (which had been LIBOR plus a margin of 220 to 300 basis points, depending on our leverage ratio) is now LIBOR plus a margin of 165 to 225 basis points, depending on our leverage ratio. If in the future we obtain an investment-grade credit rating from S&P or Moody’s, the interest rate would be LIBOR plus a margin of 100 to 185 basis points, depending on our credit rating. We are obligated to pay a fee of 0.25% to 0.35% for any unused portion of the revolving credit facility, depending on the amount of the unused portion (or 0.15% to 0.45% if in the future we obtain an investment-grade credit rating from S&P or Moody’s).

Pursuant to the Amended and Restated Credit Agreement, we are subject to ongoing compliance with a number of restrictive covenants, including the following:

•	a maximum leverage ratio (defined as total liabilities to total asset value) of 0.60 : 1.00,

•	a minimum fixed charge coverage ratio (defined as adjusted earnings before interest, taxes, depreciation and amortization to fixed charges) of 1.50 : 1.00,

•	a maximum secured indebtedness ratio (defined as secured indebtedness to total asset value) of 0.40 : 1.00,

•	a maximum unencumbered leverage ratio (defined as unsecured indebtedness to unencumbered asset value) of 0.60 : 1.00,

•	a minimum unencumbered interest coverage ratio (defined as unencumbered net operating income to unsecured interest expense) of 2.00 : 1.00,

•

a minimum tangible net worth equal to the sum of (1) approximately $408.1 million (which amount will be automatically adjusted to equal 85% of our tangible net worth as reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, upon filing such Quarterly Report with the Securities and Exchange Commission) plus (2) 80% of the net proceeds of any additional equity issuances, and

•	a maximum ratio of recourse indebtedness to total asset value of 15%, until such time, if any, as we obtain an investment-grade credit rating from S&P or Moody’s.

If we default on our payment obligations under the Amended and Restated Credit Agreement or if we are the subject of bankruptcy proceedings, the Amended and Restated Credit Agreement provides that we may not pay a cash dividend. If we experience an event of default other than those relating to such payment obligations or bankruptcy, our cash dividends may not exceed the greater of (1) 95% of our funds from operations, and (2) the amount required for us to qualify and maintain our REIT status.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit	Description of Exhibit
10.1	Amended and Restated Credit Agreement, dated July 20, 2012, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc. , as Parent, Wells Fargo Securities, LLC and KeyBanc Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, US Bank, National Association, PNC Bank, National Association and Union Bank, N.A., as Documentation Agents, and certain other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2012	Excel Trust, Inc.

	By:	/s/ James Y. Nakagawa
James Y. Nakagawa
Chief Financial Officer

EXHIBITS

Exhibit	Description of Exhibit
10.1	Amended and Restated Credit Agreement, dated July 20, 2012, by and among Excel Trust, L.P., as Borrower, Excel Trust, Inc. , as Parent, Wells Fargo Securities, LLC and KeyBanc Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, KeyBank National Association, as Syndication Agent, US Bank, National Association, PNC Bank, National Association and Union Bank, N.A., as Documentation Agents, and certain other lenders party thereto.